                                  EXHIBIT 99.1

Contact:    Frederick J. Hirt, CFO
            (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
                FIRST QUARTER FISCAL YEAR 2006 FINANCIAL RESULTS

          -- Capital Investment Programs on Track to Deliver Growth --

READING, PA, JANUARY 5, 2006 - Arrow International, Inc. (Nasdaq: ARRO) today announced results for the first quarter of fiscal year 2006 ended November 30, 2005, and reported on the progress of several critical programs that are expected to strengthen the Company's infrastructure and enable it to achieve future growth and deliver value to its stakeholders. The Company reported net sales of $113.6 million for the first fiscal quarter, an increase of 0.8%, or $0.9 million, compared to its prior fiscal year first quarter. Gross profit for the quarter was $56.2 million or 49.4% of sales compared to $56.4 million or 50.0% of sales for the same period a year ago.

Operating expenses were $39.0 million or 34.4% of sales for the quarter compared to $37.0 million or 32.8% of sales a year ago. Operating income for the quarter was $17.1 million or 15.1% of sales compared to $19.4 million or 17.2% of sales for the same period a year ago. Impacting operating income for the first time ever was $0.76 million of compensation expense for employee and director stock options unvested on September 1, 2005 and for options granted during the quarter, as required under Statement of Financial Accounting Standards (SFAS) No. 123R, the new accounting guidelines for equity-based compensation that are effective for fiscal year 2006.

Net income for the quarter was $11.8 million compared to $13.3 million for the same period a year ago, a decrease of 11.3%, and included $0.65 million of after-tax stock option expense related to the new accounting guidelines. The tax benefit from the additional stock option expense of $0.11 million is less than the statutory tax benefit because the Company cannot recognize the tax benefit on future disqualifying dispositions of incentive stock options until such time as these dispositions occur. Diluted earnings per share were $0.26 compared to $0.30 in the prior fiscal year quarter and included $0.014 of new stock option expense.

Arrow Chairman and CEO, Carl G. Anderson, Jr., stated, "I am pleased to report that Arrow's manufacturing capital investment continues to be on schedule, enabling us to begin meeting our customer demand and closing the gap on customer backorders, particularly in our U.S. markets. In December 2005, the Company achieved a key milestone in this program when the first production line in our new Chihuahua, Mexico plant began production of multi-lumen catheters on schedule and on budget. During January and February 2006, we will continue the crew training program to support additional production shifts and prepare for the second multi-lumen catheter line to begin production in March 2006. Operations at this new facility will complete the first phase of the capacity expansion required to support our U.S. market, where customer backorders have impacted our ability to grow revenue. Construction of our new manufacturing facility in the Czech Republic is also progressing well.

"The Company saw a core sales growth rate of 3.6% in our base business for the first quarter, which adjusts for changes in foreign exchange rates and excludes non-Arrow distributed products and NeoCare(R) sales. We expect to see an acceleration of growth in the third and fourth fiscal quarters as additional manufacturing capacity in the Chihuahua, Mexico plant comes on line. Development of new production equipment and processes throughout our manufacturing system is beginning to have a positive impact on the Company's on-time shipping and order completion.


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

"Further, our company-wide effort to enhance our quality systems is also on schedule. This important initiative will help ensure that all of the Company's quality systems remain compliant with the requirements of the U.S. Food and Drug Administration, Japan's new Pharmaceutical Affairs Law, and the ISO requirements for the CE mark in Europe. Our near-term goal is not only to implement rigorous procedures that in many respects are expected to exceed existing regulatory requirements, but to improve our product quality and gross margins through the use of additional statistical management tools and the reduction of variation and cycle time. We believe this effort should enable us to reach a long-term goal of sustainable competitive advantage in product quality and value, and to achieve higher gross margins.

"In the area of new product development and marketing, we are launching a new Central Venous Access Kit featuring a new easy-to-use maximal barrier precautions tray that has received a strong reception among physicians. Among our dialysis product offerings, the Company has begun marketing two new products -- the Arrow Edge(TM) and the Arrow Simplicity(TM) Micro-Puncture Introducer Set -- which will join the Arrow Cannon(TM) II Plus and our full offering of acute hemodialysis catheters and embolectomy balloon catheters as the cornerstones of our dialysis access product offerings. In the field of cardiac assist, we are introducing a new catheter designed specifically to meet the needs of Japanese patients."

SUMMARY OF FIRST QUARTER FISCAL YEAR 2006 SALES RESULTS

U.S. sales in the first quarter of fiscal 2006 increased 1.9% to $70.0 million from $68.7 million in the first quarter of fiscal 2005 due primarily to increased sales of specialty catheters and central venous catheters, and represented 61.6% of total net sales. As previously reported, sales of NeoCare(R) products were temporarily discontinued during the second quarter of fiscal 2005 and, therefore, the Company had no sales of these products in the first quarter of fiscal 2006, whereas sales of NeoCare(R) products were $1.9 million in the first quarter of fiscal 2005. Excluding sales of NeoCare(R) and non-Arrow distributed products, the Company's U.S. sales growth rate for the first fiscal quarter would have been 4.7%.

International sales of Arrow products in the first quarter of fiscal 2006 decreased 0.9% to $43.6 million from $44.0 million in the first quarter of fiscal 2005, and represented 38.4% of total net sales. The strength of the U.S. dollar in the quarter, compared to the same period of last year, decreased total Company international sales by $1.1 million, or 1.0% of total Company sales. International sales also decreased as a result of decreased sales of central venous catheters.

Sales of non-Arrow distributed products increased to $2.1 million in the first quarter of fiscal 2006 from $1.9 million in the prior fiscal year quarter.

The table below shows Arrow's geographical sales for the first quarter ended November 30, 2005 with comparisons to the same prior year period.


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

                                                   FIRST QUARTER
                                           --------------------------------
Geographical Sales                         FY06        FY05        % Growth      % Growth at
(Dollars in millions)                                                             Constant
                                                                                  Exchange
                                                                                  Rates (3)
                                                                                  ---------
United States (1)                            $67.9       $66.8         1.6%           1.6%
                                             -----       -----

    Europe                                   $19.6       $20.0        -2.0%           2.0%
    Asia and Africa                           16.6        17.7        -6.2%          -2.4%
    International Americas                     7.4         6.3        17.5%          12.1%
                                               ---         ---

  Subtotal International Sales               $43.6       $44.0        -0.9%           1.6%
                                             -----       -----

  Subtotal Arrow Products                   $111.5      $110.8         0.6%           1.6%

Non-Arrow Distributed Products (2)             2.1         1.9        10.5%          10.5%
                                               ---         ---

  Total Company Sales                       $113.6      $112.7         0.8%           1.9%
                                            ======      ======

1) Growth rate for the United States, excluding NeoCare(R), was 4.7% for the first quarter of fiscal 2006.

2) The Company purchased the Stepic Medical Company, its New York area distributor, in September 2002 and has continued to distribute non-Arrow products through its Stepic subsidiary.

3) Growth rates at constant exchange rates calculated by dividing first quarter fiscal year 2006 sales by first quarter fiscal year 2005 local currency sales translated at first quarter fiscal year 2006 exchange rates.

Worldwide sales of critical care product platforms and cardiac care products for the first fiscal quarters ended November 30, 2005 and 2004 are shown in the table below.

                                                   FIRST QUARTER
                                           --------------------------------
Sales by Product Platforms                 FY06        FY05        % Growth      % Growth at
(Dollars in millions)                                                             Constant
                                                                                  Exchange
                                                                                  Rates (3)
                                                                                  ---------
    Central Venous Catheters (4)             $58.7       $59.3        -1.0%           0.2%
    Specialty Catheters                       36.1        34.8         3.7%           4.0%
    Non-Arrow distributed products             2.1         1.9        10.5%          10.5%
                                               ---         ---
      Subtotal Critical Care                  96.9        96.0         0.9%           1.8%
    Cardiac Care                              16.7        16.7           0%           2.5%
                                              ----        ----
    TOTAL                                   $113.6      $112.7         0.8%           1.9%
                                            ======      ======

3) See footnote 3 above

4) Growth rate for central venous catheters, excluding NeoCare(R), was 2.3% for the first quarter of fiscal 2006.

Sales of critical care products increased 0.9% to $96.9 million in the first fiscal quarter due primarily to increased sales of specialty catheters, offset in part by decreased sales of central venous catheters. Although sales of central venous catheters in the U.S. were unchanged from the prior year, the growth rate was reduced because there were no sales of NeoCare(R) products in the first quarter of fiscal year 2006 compared to $1.9 million of NeoCare(R) sales in the first quarter of the prior year. Sales of central venous catheters decreased in international markets due to unfavorable exchange rates and to unusually high sales to a major distributor in the first quarter of the prior fiscal year. Sales of specialty catheters increased in the first fiscal quarter due to improved sales of epidural and arterial products. Sales of cardiac care products were $16.7 million in both quarters, as sales of intra-aortic balloon and pump products increased by 4% while sales of Super ArrowFlex and diagnostic products decreased by 6%.

SECOND QUARTER AND FULL FISCAL YEAR 2006 TARGETS

The Company's targets for first quarter fiscal 2006 net sales were $115 million to $117 million at exchange rates in effect at the end of September 2005. As noted above, net sales for the first quarter of fiscal 2006 were $113.6 million. The Company's targets for first quarter fiscal 2006 diluted earnings per share were $0.27 to $0.30, while actual diluted earnings per share were $0.26.


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

The Company's targets for the second quarter fiscal 2006 net sales at exchange rates in effect in January 2006 are $117 million to $120 million and for diluted earnings per share are $0.28 to $0.31.

The Company's full fiscal year 2006 targets are net sales of $480 million to $490 million at current exchange rates in effect in January 2006, which is $5 million less than the Company's original target range due to changes in exchange rates since its last forecast on September 29, 2005, and diluted earnings per share of $1.30 to $1.35. The effective tax rate for fiscal year 2006 is anticipated to be 32.5%. The targets for the second half of fiscal year 2006 reflect assumptions regarding growth based on the introduction of new products and the addition of manufacturing capacity.

The Company's diluted earnings per share targets include estimated expenses for stock option expense, as required under the new accounting guidelines for equity-based compensation effective for fiscal year 2006, of approximately $0.02 diluted earnings per share for the second fiscal quarter and $0.07 diluted earnings per share for the full fiscal year 2006.

BALANCE SHEET AND CASH FLOW

Cash on November 30, 2005 was $115.5 million, up from $95.3 million at November 30, 2004, while short-term debt of $28.6 million decreased by $2.3 million from the prior fiscal year levels. The amount of days' sales outstanding increased to 73 days from 72 days in the same prior fiscal year period. Inventory turns of
2.4 times per year remained relatively consistent compared to prior year levels. The Company had no long-term debt at November 30, 2005.

Net cash provided by operating activities was $5.2 million for the quarter compared to $13.2 million for the same quarter a year ago, reflecting lower net income of $1.5 million and increases in inventories of $4.8 million, before adjustment for foreign exchange, from August 31, 2005.

Operating income, plus depreciation and amortization, decreased to $23.5 million for the first quarter of fiscal year 2006 from $25.9 million in the first quarter of fiscal year 2005. Depreciation and amortization for the first quarter of fiscal year 2006 was approximately $6.4 million. Capital expenditures for the first quarter of fiscal year 2006 were approximately $5.7 million.

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call to discuss its first quarter fiscal year 2006 results today, January 5, 2006, at 4:30 pm ET. The call and simultaneous webcast are available by dialing 800-737-9483 in the U.S., and 1-706-679-7371 for International using Conference ID 3346720, or by visiting
HTTP://WWW.ARROWINTL.COM/PRESENTATIONS/.

COMPANY INFORMATION

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.


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

The Company's common stock trades on the Nasdaq National Market(R) under the symbol ARRO.

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2005 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


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

                                             ARROW INTERNATIONAL, INC.
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                    (UNAUDITED)


                                                                                        Three Months Ended
                                                                                           November 30,
CONSOLIDATED STATEMENTS OF OPERATIONS:                                                2005              2004
                                                                                 --------------    --------------
Net sales                                                                         $    113,644      $    112,725
Cost of goods sold                                                                      57,487            56,305
                                                                                 --------------    --------------
     Gross profit                                                                       56,157            56,420
Operating expenses:
     Research and development                                                            6,451             7,919
     Selling, general and administrative                                                32,585            28,722
     Restructuring Charges                                                                  13               391
                                                                                 --------------    --------------
Total operating expenses                                                                39,049            37,032

Operating income                                                                        17,108            19,388
Interest, net                                                                             (429)             (125)
Other (income) expenses, net                                                                12              (166)
                                                                                 --------------    --------------
Income before income taxes                                                              17,525            19,679
Provision for income taxes                                                               5,695             6,396
                                                                                 --------------    --------------
Net income                                                                        $     11,830      $     13,283
                                                                                 ==============    ==============
Basic earnings per common share                                                          $0.26             $0.30
                                                                                         =====             =====
Diluted earnings per common share                                                        $0.26             $0.30
                                                                                         =====             =====
  Weighted average shares used in
    computing basic earnings
      per common share                                                                  44,646            43,836
  Weighted average shares used in
     computing diluted earnings
      per common share                                                                  45,168            44,526


CONSOLIDATED CONDENSED BALANCE SHEET:                                              November 30,      August 31,
                                                                                      2005              2005
                                                                                 --------------    --------------
ASSETS
     Cash                                                                         $    115,535      $    119,326
     Receivables (net)                                                                  90,542            91,029
     Inventories                                                                        99,775            95,356
     Prepaid expenses and other                                                         27,232            24,748
                                                                                 --------------    --------------
     Total current assets                                                              333,084           330,459
     Property, plant and equipment (net)                                               151,787           152,207
     Other assets                                                                      120,957           117,824
                                                                                 --------------    --------------
     Total assets                                                                 $    605,828      $    600,490
                                                                                 ==============    ==============

LIABILITIES AND SHAREHOLDER'S EQUITY
     Notes payable                                                                $     27,540      $     26,891
     Other current liabilities                                                          66,425            63,908
     Current maturities of long-term debt                                                1,023             1,054
     Other liabilities                                                                  27,078            30,130
                                                                                 --------------    --------------
            Total liabilities                                                          122,066           121,983

Total shareholder's equity                                                             483,762           478,507
                                                                                 --------------    --------------
            Total liabilities and shareholders' equity                            $    605,828      $    600,490
                                                                                 ==============    ==============

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